                           SCHEDULE 14C INFORMATION
                                (RULE 14C-101)
               Information Statement Pursuant to Section 14(c)
           of the Securities Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:

[X] Preliminary Information Statement         [ ] Confidential, for use of the
[ ] Definitive Information Statement              Commission only (as
                                                  permitted by Rule 14c-5(d)(2))

                               FUTUREBIOTICS, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

         [X] No Fee Required.
         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and
0-11.

         1) Title of each class of securities to which transaction applies:

                          Common Stock, par value $.0001 per share
              ------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                        1,350,000 shares of Common Stock Outstanding
              ------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                          N/A
              ------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

         5) Total Fee Paid.

            --------------------------------------------------------------------

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             -------------------------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------

         3)  Filing Party:

             -------------------------------------------------------------------

         4)  Date Filed:

             -------------------------------------------------------------------

                              INFORMATION STATEMENT
                                 TO STOCKHOLDERS
                                       OF
                               FUTUREBIOTICS, INC.

             THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
                      THE BOARD OF DIRECTORS OF THE COMPANY

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.



                               FUTUREBIOTICS, INC.
                               145 RICEFIELD LANE
                               HAUPPAUGE, NY 11788

                                  -------------

                                  JUNE   , 1999
                                       --

                                  -------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Information Statement.................................................       1

Additional Information................................................       1

Outstanding Voting Securities.........................................       2

Principal Stockholders................................................       3

Description of Transaction............................................       4-9

Financial Statements..................................................       10

Notes to Financial Statements.........................................       11

Selected Financial Data...............................................       12

Signature.............................................................       13


Exhibits

A. Asset Purchase Agreement dated as of March 3, 1999 by and among FB Acquisition Corp., Nutraceutical Corporation, Futurebiotics, Inc. and PDK Labs, Inc.

             THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
                     THE BOARD OF DIRECTORS OF THE COMPANY.

                           WE ARE NOT ASKING YOU FOR A
                           PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

                               FUTUREBIOTICS, INC.
                               145 RICEFIELD LANE
                               HAUPPAUGE, NY 11788

                              INFORMATION STATEMENT

         This Information Statement is furnished to holders of shares of common stock, $.0001 par value (the "Common Stock"), of Futurebiotics, Inc. (the "Company") to notify such stockholders that on or about April 15, 1999 the Company received written consents in lieu of a meeting of stockholders from holders of 700,000 shares of Common Stock and 8,335,000 shares of Preferred Stock representing approximately 70.2% of the total issued and outstanding shares of voting stock of the Company approving the execution and delivery of that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of March 3, 1999 by and among FB Acquisition Corp., a Delaware corporation ("FB Acquisition"), Nutraceutical Corporation, a Delaware corporation ("Nutraceutical"), the Company and PDK Labs, Inc., a New York corporation ("PDK"), and authorizing the consummation of the transactions contemplated thereby (the "Transactions"). Included in the Transactions, is the filing of an amendment to the Company's Certificate of Incorporation changing the Company's name to "Pharmaceutical Products, Inc."

         This Information Statement describing the approval of the Purchase Agreement and the authorization of the consummation of the Transactions is first being mailed or furnished to the Company's stockholders on or about June , 1999, and such matters shall not become effective until at least 20 days thereafter. The Company has included a copy of its Annual Report on Form 10-K for consideration by the Company's stockholders. Expenses in connection with the distribution of this Information Statement will be paid by the Company and are anticipated to be less than $10,000.

         The Board of Directors knows of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of a majority of the shares of the Company's voting stock.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The information contained in this Information Statement concerning Nutraceutical and FB Acquisition has been furnished to the Company by Nutraceutical. The Company assumes no responsibility for the accuracy or completeness of such information.

         The following documents, as filed with the Commission by the Company are incorporated herein by reference:

(1) Current Report on Form 8-K filed on March 10, 1999.

(2) Annual Report on Form 10-K for the year ended November 30, 1998.

(3) Quarterly Report on Form 10-Q for the period ended February 28, 1999.

                          OUTSTANDING VOTING SECURITIES

         As of the April 15, 1999 (the "Record Date"), out of the 40,000,000 shares of Common Stock authorized there were 1,350,000 shares of Common Stock issued and outstanding, and out of the 8,335,000 shares of the Preferred Stock authorized all of such shares were issued and outstanding.

         Only holders of record of the Common Stock and Preferred Stock at the close of business on the Record Date were entitled to participate in the written consents of the Company's stockholders. Each share of Common Stock was entitled to one vote and each share of Preferred Stock was entitled to one-tenth (1/10) of a vote.

         The Delaware General Corporation Law ("DGCL") provides in substance that unless the Company's certificate of incorporation provides otherwise, stockholders' may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Under the applicable provisions of the DGCL, such action is effective when written consents from holders of record of the minimum number of shares of common stock necessary to authorize the action (here a majority of the voting shares of capital stock) are executed and delivered to the Company within 60 days of the earliest dated consent delivered in accordance with the DGCL.

         On the Record Date, PDK Labs, Inc. ("PDK") executed a written consent in lieu of a meeting of stockholders of the Company (the "Written Consent") approving the Purchase Agreement and authorizing the consummation of the Transactions. PDK executed the Written Consent with respect to its beneficial ownership of (i) 700,000 shares of Common Stock, and (ii) 8,335,000 shares of Preferred Stock. The shares of the Company's capital stock voted by PDK constituted as of the Record Date 70.2% of the Company's total voting stock outstanding. In accordance with the DGCL, the Company received more than a majority of the shares of voting stock approving the Purchase Agreement and authorizing the consummation of the Transactions. As a result, the Company shall take all actions necessary to consummate the Transactions.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of the Record Date with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock and Preferred Stock by (i) each person known by the Company to beneficially own five percent (5%) or more of the outstanding shares; (ii) the Company's officers and directors; and (iii) the Company's officers and directors as a group:


------------------------------------------------------------------------------------------------------------------------------------
                                 Shares of                                                          Shares of Common
           Name               Company Common                                                          Stock of PDK
        and Address                Stock          Percent       Shares of Company       Percent        Labs, Inc.          Percent
            of                 Beneficially         of           Preferred Stock           of         Beneficially           of
    Beneficial Owner(1)          Owned(2)          Class     Beneficially Owned (2)      Class          Owned(2)            Class
    -------------------          --------          -----     ----------------------      -----          --------            -----

PDK Labs, Inc.                    700,000          51.9%            8,335,000            100%
145 Ricefield Lane
Hauppauge, NY

Reginald Spinello (3)                -               -                  -                  -           672,500(6)           21.1%
Karine Hollander (4)                 -               -                  -                  -           50,000(7)            1.6%
Thomas Keith (5)                     -               -                  -                  -               -                  -
Lawrence Simon (5)                   -               -                  -                  -               -                  -
Theresa Giove (5)                    -               -                  -                  -               -                  -
Directors and Officers as            -               -                  -                  -            672,500             21.1%
a Group (5 persons)
------------------------------------------------------------------------------------------------------------------------------------

----------
(1) Unless noted otherwise, the address for all listed beneficial owners is c/o the Company at 145 Ricefield Lane, Hauppauge, New York 11788.
(2) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-K of the Securities Exchange Act.
(3)  President, Chief Executive Officer and Director of the Company
(4)  Chief Financial Officer and Director of the Company.
(5)  Director of the Company.
(6) Includes 150,000 shares of Common Stock which are the subject of a ten (10) year voting trust held by Mr. Spinello, 50,000 shares of which are owned by Karine Hollander.
(7) Ms. Hollander's shares of Common Stock are subject to a ten (10) year voting trust held by Mr. Spinello.

                         DESCRIPTION OF THE TRANSACTION

The Company

         The Company, which was incorporated on March 16, 1994 distributes, markets and sells vitamins, minerals, herbal formulations and specialty nutritional supplements principally to health food stores through national distributors. The Company's primary product line consists of more than 150 items, including multi-vitamin/mineral formulas, green superfood powders, herbal/mineral tonics and herbal complexes, and specific specialty supplements. All of the Company's products are supplied by its parent company, PDK Labs Inc. ("PDK").

         The principal executive offices of the Company is located at 145 Ricefield Lane, Hauppauge, NY 11788, telephone number is (516) 273-2630.

The Purchase Agreement

         On March 3, 1999, an Asset Purchase Agreement (the "Purchase Agreement") was executed by and among FB Acquisition, Nutraceutical, the Company and PDK, pursuant to which FB Acquisition agreed to acquire, and the Company agreed to sell, substantially all of the Company's assets (the "Assets").

         As consideration for the Assets, FB Acquisition has agreed to pay in cash (i) $3,700,000, (ii) the value of purchased inventory up to a maximum of $1,500,000, and (iii) the net book value of accounts receivable up to a maximum of $725,000. The purchase price is subject to adjustment in the event that the proceeds actually received from collecting the purchased accounts receivable differs from the amount of purchased accounts receivable.

         In connection with the Transaction, the Company anticipates that PDK may enter into a Transition Services Agreement at the closing of the Transactions (the "Closing") which will require PDK to provide certain services at its cost to FB Acquisition on a temporary basis in order to facilitate a smooth transition of the transfer of the Assets to FB Acquisition. However, the parties may agree to pursue alternative arrangements in lieu of the execution and delivery of a Transition Services Agreement.

         The following is a summary of the material provisions of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Exhibit A to this Information Statement.

         The Purchaser

         FB Acquisition Corp., a Delaware corporation ("FB Acquisition") was specifically formed for the purpose of entering into the Purchase Agreement and consummating the Transaction. FB Acquisition is a wholly-owned subsidiary of Nutraceutical which is a wholly-owned subsidiary of Nutraceutical International Corporation ("Nutraceutical International"). Nutraceutical International is publicly traded on The Nasdaq National Market under the symbol "NUTR". The principal executive offices of FB Acquisition, Nutraceutical and Nutraceutical International are located at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, telephone number (435) 655-6106. Nutraceutical International and its direct and indirect subsidiaries sells nutritional supplements under the Soloray, KAL, NeutraMax, VegLife, Premier One, Solar Green, Natural Sport and Action Labs brand names. Nutraceutical's customers primarily include health food stores and distributors for such stores.

         The Sale

         Upon the terms and subject to the conditions contained in the Purchase Agreement, (i) the Company will sell and transfer, and FB Acquisition will purchase and acquire, the Assets (as described below) and (ii) the Company will transfer and delegate to FB Acquisition, and FB Acquisition will assume and agree to pay, perform and discharge (to the extent not paid, performed or discharged prior to the closing date) the Assumed Liabilities (as described below).

         Assets

         The assets being transferred pursuant to the Purchase Agreements (the "Assets") include all of the right, title and interest of the Company in and to
(i) substantially all of its tangible and intangible assets, other than Excluded Assets (as described below), (ii) substantially all of its contracts, agreements and commitments, and (iii) all governmental license and permits. Excluded Assets include (i) cash (and cash equivalents), (ii) prepaid taxes, (iii) the Company's books and records, and (iv) the Company's private label nutritional supplement business.

         Liabilities

         The Assumed Liabilities include all liabilities and obligations of the Company which relate to the leases, agreements, contracts and commitments transferred to FB Acquisition under the Purchase Agreement, if any, none of which are reflected as liabilities on the Company's balance sheet.

         Consideration; Purchase Price Adjustments

         Subject to adjustment as described below, the total purchase price (the "Purchase Price") to be paid by FB Acquisition to the Company for the Assets shall be (i) $3,700,000, (ii) an amount equal to the aggregate amount of the purchased inventory (the "Inventory Portion") and (iii) an amount equal to the aggregate net book value of the trade accounts receivable transferred from the Company to FB Acquisition which are aged 90 days or less as of the date of closing (the "Closing Date"), provided that in no event will the amount to be paid exceed $725,000 in the aggregate (the "Receivables Portion").

         The Purchase Price shall be delivered on the Closing Date by FB Acquisition for the Purchased Assets as follows: (i) $3,450,000 (the "Cash Portion") by wire transfer of immediately available funds to the Company, to an account designated by the Company, (ii) $250,000 (the "Escrow Amount") by wire transfer of immediately available funds to the escrow agent pursuant to the terms and conditions of an escrow agreement (in a form to be mutually agreed to by FB

Acquisition, the Company and Bankers Trust Company, as escrow agent (the "Escrow Agent"), (ii) the Inventory Portion by wire transfer of immediately available funds to the Company, to an account designated by the Company and (iii) the Receivables Portion by wire transfer of immediately available funds to the Company, to an account designated by the Company. At the Closing, FB Acquisition shall also assume the liabilities certain identified liabilities (the "Assumed Liabilities"), by executing and delivering an Assignment and Assumption Agreement in a form mutually agreeable to FB Acquisition and the Company.

         The Escrow Amount will be available to satisfy any amounts owed by the Company to FB Acquisition pursuant to the Purchase Agreement and the Escrow Amount shall be held and disbursed in accordance with the Escrow Agreement.

         As soon as reasonably practicable following the 120th day after the Closing Date (the "Collection Date") (but in no event later than ten (10) days thereafter), FB Acquisition shall prepare and deliver to the Company a written notice (the "Adjustment Notice") reporting the aggregate amount of cash collections received by FB Acquisition on account of the Purchased Receivables, as determined in accordance with GAAP (the "Receivables Proceeds"). The Adjustment Notice shall also specify accounts and amounts uncollected which comprised Purchased Receivables.

         If the amount of the Receivables Proceeds is less than the Receivables Portion, the Company shall pay FB Acquisition in immediately available funds an amount equal to such shortfall, within five business days after the amount of such shortfall, if any, is finally determined, plus interest at the rate of 8.50% per annum from the Closing Date to the date of such payment.

         If the amount of the Receivables Proceeds is greater than the Receivables Portion, FB Acquisition shall pay the Company in immediately available funds an amount equal to such excess amount within five business days after the amount of such excess, if any, is finally determined.

         If the Company has any good faith objections to FB Acquisition's calculation set forth in the Adjustment Notice, the Company must deliver to FB Acquisition, within 30 days after delivery of the Adjustment Notice, a detailed statement describing such objections thereto (the "Company's Statement") or FB Acquisition's calculation of the price adjustment set forth in the Adjustment Notice will be final, binding and non-appealable upon each of the parties hereto. FB Acquisition and the Company shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution with 15 days after delivery of the Company's Statement to FB Acquisition, the parties shall submit such dispute to a mutually agreeable independent nationally recognized public accounting firm located in New York, New York for resolution (the "Independent Auditor"), whose costs shall be shared equally by FB Acquisition and the Company.

         The parties shall instruct the Independent Auditor to resolve all disagreements over the calculation of the price adjustment set forth in the Adjustment Notice no later than 15 days after submission of the disputes to the Independent Auditor, whose determination thereof shall be final, binding and non-appealable upon the parties hereto.

         The Closing

         It is anticipated that the closing of the Transactions will occur shortly after the conditions to closing have been satisfied which the Company anticipates occurring during the second calendar quarter of 1999.

         Representations And Warranties

         The Purchase Agreement contains certain representations and warranties of the parties relating to, among other things: (i) their organization and good standing; (ii) the execution, delivery and performance of the Purchase Agreement; (iii) the legality, validity and enforceability thereof against the parties, and the non-contravention of, and lack of conflict with, the Certificate of Incorporation or by-laws of the parties, the terms of any lien or any contract of agreement to which any of the parties is bound, or any provision of any statute, law, ordinance or administrative rule or regulation, license or order of any governmental authority or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree; (iv) the receipt of requisite consents and approvals; (v) title to the Assets; (vi) the condition of the Assets; and (vii) the absence of litigation and other legal proceedings.

         Certain Covenants

              The Purchase Agreement contains certain covenants and agreements of the parties that are customary for transactions similar to the Transaction and include the agreement, among other things: (i) by all parties to not publicly reveal any information relating to the operation of the Company's business which is not specifically already a matter of public record and (ii) by the Company to maintain and operate the Assets in accordance with past practice.

              In addition, concurrent with the Closing, the Company will also amend its Certificate of Incorporation to change its name from Futurebiotics, Inc. to Pharmaceutical Products, Inc.

              For a period of three (3) years after the Closing, the Company and PDK may not, directly or indirectly, without the prior written consent of FB Acquisition, engage in the merchandising, distribution or sale in the United States of (i) a broad line of branded nutritional supplements, other than to mass merchandisers, or (ii) any of the Company's proprietary products and/or formulations. As a result, the Company intends to commence a new business by either acquiring a going concern or by acquiring or developing assets which may constitute a new business. However, since the Company has not identified any new business or assets which may constitute a new business, no assurance can be given that such a business or assets will acquired or developed. The Company has not established a timeframe within which a business plan will be realized or an acquisition transaction will most likely occur. Nevertheless, the Company intends to use its best efforts to acquire a going concern or by acquiring or developing assets which may constitute a new business. It is anticipated that the Company will not seek stockholder approval in connection with such proposed transaction.

         Conditions To Closing

         The obligations of the parties to consummate the Transaction on the Closing Date shall be subject to the prior satisfaction, or waiver, of certain conditions including: (i) receipt of all necessary consents and/or approvals to the Transaction, including the approval of the Company's stockholders; (ii) the absence of any actual or threatened suit, action or proceeding to restrain, enjoin or otherwise prevent the consummation of the Transaction, or any other action, suit, claim, investigation or proceeding against the parties; and (iii) the representatives and warranties contained in the Purchase Agreement are materially true.

         Indemnification

         The Company and PDK have agreed to jointly and severally indemnify, defend and hold harmless FB Acquisition and its affiliates directors, officers, employees, shareholders (collectively, the "Buyer Group") from and against any and all losses, liabilities, expenses, or other obligations suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to (i) a breach of any representation or warranty of the Company or PDK contained in the Purchase Agreement or in any other document contemplated by the Purchase Agreement; (ii) any action, demand, proceeding investigation or claim by a third party against the Company which, if successful, would give rise to or evidence the existence of breach of representation warranty or covenant by the Company; (iii) any claim brought by a broker or finder by, through, or under Buyer; or (iv) any claim brought against the Buyer Group relating to an Excluded Liability (as defined in the Purchase Agreement).

         FB Acquisition and Nutraceutical have agreed to jointly and severally indemnify, defend and hold harmless the Company, PDK and their respective affiliates directors, officers, employees, shareholders (collectively, the "Seller Group") from and against any and all losses, liabilities, expenses, or other obligations suffered or incurred by the Seller Group which, directly or indirectly, arise out of, result from or relate to (i) a breach of any representation or warranty of the FB Acquisition or Nutraceutical contained in the Purchase Agreement or in any other document contemplated by the Purchase Agreement; (ii) any action, demand, proceeding investigation or claim by a third party against FB Acquisition which, if successful, would give rise to or evidence the existence of breach of representation warranty or covenant by FB Acquisition; (iii) any claim brought by a broker or finder by, through, or under FB Acquisition; or (iv) any claim brought against the Seller Group relating to an Assumed Liability (as defined in the Purchase Agreement).

         The obligations of the Company to indemnify, defend and hold harmless the Buyer Group pursuant to the Purchase Agreement and other related documents shall not exceed the sum of $3,700,000 plus the net amount paid by FB Acquisition for the purchased inventory. In addition, the obligations of PDK to indemnify and hold harmless the Buyer Group pursuant to the Purchase Agreement and other related documents shall not exceed the sum of $2,000,000.

         Obligations and Rights of PDK

         Under the terms of the Purchase Agreement, PDK is obligated to (i) vote in favor of the transaction, (ii) provide services pursuant to the Transition Services Agreement, (iii) refrain from competing with FB Acquisition in certain circumstances and (iv) indemnify FB Acquisition under certain circumstances.

         PDK has fulfilled its obligations to vote in favor of the Transactions by executing a written consent on April 15, 1999 which approves the Purchase Agreement and the consummation of the transactions contemplated thereby. In addition, the Company anticipates that PDK may enter into a Transition Services Agreement at the Closing which will require PDK to provide certain services at its cost to FB Acquisition on a temporary basis in order to facilitate a smooth transition of the transfer of the Assets to FB Acquisition. However, the parties may agree to pursue alternative arrangements in lieu of execution and delivery of a Transition Services Agreement. See "Covenants" and "Indemnification" above for description of PDK's obligation not to compete with, and indemnify, FB Acquisition, respectively. PDK is also entitled to indemnification from FB Acquisition under certain circumstances. See "Indemnification" above.

         Termination

         The Purchase Agreement may be terminated (i) upon mutual consent of the Company and FB Acquisition, (ii) by either party in the event certain representations, warranties or covenants have been breached or the Closing has not occurred by June 30, 1999 or (iii) by FB Acquisition, in the event that certain schedules referenced in the Purchase Agreement were not reasonably satisfactory to FB Acquisition.

Interests Of Certain Persons In The Sale Transaction

         In considering the foregoing, stockholders should be aware that PDK stands to indirectly benefit from the Transaction by virtue of the fact that it is a stockholder of the Company. Reginald Spinello, the Company's President, and Karine Hollander, the Company's Chief Financial Officer, are also the President and Chief Financial Officer, respectively, of PDK and are also stockholders of PDK. See "Principal Stockholders." In addition, a majority of the Board of Directors of PDK constitute a majority of the Board of Directors of the Company. The proceeds from the Transaction may be used to acquire or develop another business which may directly or indirectly benefit PDK Labs. A new business pursued by the Company may (like the Company's present business) engage PDK to provide certain services to the Company, including supplying product, accounting and other administrative and management services.

Regulatory Approvals

         No State or Federal regulatory approval is required in connection with consummating the Transaction.

Accounting Treatment

         The Transaction will be accounted for as a sale of certain assets and a transfer of certain liabilities. The sum of the consideration to be received by the Company and the liabilities to be assumed by the FB Acquisition will be materially more than the book value of the assets. The Transaction will result in a taxable gain of approximately $2,242,000. The Company intends to pay the proper state, federal and local taxes incurred as a result of consummating the Transaction.

Certain Income Tax Consequences

         The Company expects to incur a gain for income tax purposes with respect to the Transaction. The consummation of the Transaction will not result in any direct federal or state income tax consequences to the stockholders of the Company.

Effect Of The Sale Transaction On The Company's Stockholders

         If the Transaction is consummated, the stockholders of the Company will retain their equity interest in the Company. Such sale will not result in any issuance of any capital stock by the Company nor will it change the rights of the Company's stockholders. Although the Company does not presently anticipate paying any dividends, the net proceeds from consummating the Transaction may be used for this purpose.

Use Of Proceeds Of The Sale Transaction

         The Company anticipates that the net proceeds from consummating the Transaction will be approximately $5,925,000. The Company intends to use the funds to pay ordinary operating expenses such as rent, utilities and professional fees and to pursue acquiring a going concern or developing a new business. The Company will not retain its employees following the Closing with the exception of senior management involved in establishing a new business or acquiring a going concern. Prior to their intended use, the Company will invest available funds in U.S. Treasury and other short term obligations. None of the proceeds from consummating the Transaction will be used to pay for any debts of PDK Labs under its senior credit agreement or otherwise.

Reasons For The Transaction

         During the past 3 fiscal years the Company has sustained increased losses from operations. The Board of Directors determined that these losses could not be curtailed by the Company at its present size and capacity because marketing and distribution costs were disproportionately high relative to the Company's sales.

         The Board of Directors determined that the Company's business could be profitable if it was able to increase sales considerably in order to take advantage of economics of scale. The Board of Directors concluded that these economics of scale would never be realized by the Company unless it acquired additional product lines or initiated new product lines. Neither of these alternatives were viable because of the financial commitment needed to fund them.

Therefore, the Board of Directors determined that the best value for the Company's shareholders would be to sell the Company's business before losses increased further.

         In August 1998, the Company commenced its search to identify potential buyers for the Company's business. After some investigation, the Company believed that there were a limited number of potential purchasers, and that it was most likely to locate a buyer in the vitamin and nutritional supplement business with established distribution through which such an entity could sell the Company's products. The Company entered into preliminary informal discussions with at least three of the larger companies in the industry, including Nutraceutical. After months of discussions, Nutraceutical made a lucrative offer to buy the Company assets. Other potential purchasers never made definitive offers and indicated that the Company's business was too small, if acquired, to accomplish their strategic goals.

         For these reasons, the Board of Directors believes that the Transaction is fair to, and in the best interests of, the Company and its stockholders. In making this determination, the Board of Directors considered both the interests of PDK and of its unaffiliated shareholders. As a result of the Transaction, PDK and the unaffiliated shareholders will benefit because they will continue to maintain their equity ownership interests in the Company (and in the Company's new business when it commences). Accordingly, the Board of Directors has unanimously approved the Transaction.

         In reaching its conclusions, the Board of Directors considered, among other things, the following material factors:

         (1) A range of alternative strategic options, including the sale of the Company's stock or merging with another entity out of which options the Transaction enabled the Company to realize the greatest amount of consideration for the sale of the business.

         (2) Based upon the Board of Directors determination that the Company's business would be most attractive to an organization capable of taking advantage of economies of scale, the Board realized that there was a relatively small number of potential acquirors, due in great measure to the necessity of finding a purchaser that is presently selling nutritional supplements to the health food store market, and the inability of the Company to negotiate with any of such potential acquirors a definitive agreement with terms more favorable than the Transaction.

         (3) The proposed terms and structure of the Transaction and the terms and conditions of the Purchase Agreement.

         (4) The ability to consummate the Transaction without restricting, limiting or altering the rights of the stockholders of the Company.

         (5) The perceived motivation of Nutraceutical and their executives and Nutraceutical's financial condition, which factors underscored the earnest intent of Nutraceutical to consummate the Transaction and demonstrated the Nutraceutical's financial ability to assume the obligations and liabilities associated with the Company's business.

         (6) The recommendation of the Company's management to enter into the Transaction because (i) management did not believe that the Company had a strategic plan which would result in the Company becoming profitable and (ii) management did not believe there were additional potential purchasers who would pay a more favorable purchase price than Nutraceutical.

         (7) The extensive experience of the Nutraceutical's management in sourcing, marketing, distributing and selling nutritional supplements to the health food store market.

         In light of these factors and the consideration to be received in connection with the Transaction, the Board determined that the Transaction was in the best interests of the Company and its stockholders. The Board took into account the fact that only a relatively small number of parties expressed interest in acquiring the Assets. It was reasonably unlikely that the Company would receive, in the foreseeable future, offers to engage in alternative transactions on terms more favorable to the Company and its stockholders than those offered by Nutraceutical.

                               FUTUREBIOTICS, INC
                             PRO FORMA BALANCE SHEET
                                FEBRUARY 28, 1999
                 (in thousands, except share and per share data)
                                   (Unaudited)

                                                                                 Pro Forma
                                                                       Actual    Adjustments    As Adjusted
                                                                       ------   -------------   -----------
ASSETS

CURRENT ASSETS:
           Cash and cash equivalents                                   $   83   $       5,675   $       5,758
           Restricted cash                                                 --             250             250
           Accounts receivable, less allowance for
                          doubtful accounts of $12                      1,084            (875)            209
           Inventories                                                  1,989          (1,500)            489
           Due from parent                                              2,846              --           2,846
           Property, plant and equipment held for disposal                179            (179)             --
           Intangible assets held for disposal                            405            (405)             --
           Prepaid income taxes                                             5              --               5
           Prepaid expenses and other current assets                      299            (299)             --
           Deferred income tax asset                                      278            (278)             --
                                                                       ------   -------------   -------------
                          Total current assets                          7,168           2,389           9,557

OTHER ASSETS                                                              142              --             142
                                                                       ------   -------------   -------------


                                                                       $7,310   $       2,389   $       9,699
                                                                       ======   =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
           Accounts payable and accrued expenses                       $  204              --   $         204
            Income taxes payable                                           --             373             373
                                                                       ------   -------------   -------------
                          Total current liabilities                       204             373             577
                                                                       ------   -------------   -------------

STOCKHOLDERS' EQUITY:
           Common stock, $.0001 par value; authorized 40,000,000
                          shares; 1,350,000 issued and outstanding         --              --              --
           Preferred stock, $.0001 par value; authorized, issued and
                          outstanding 8,335,000 shares                      1              --               1
           Additional paid-in capital                                   9,395              --           9,395
           Unearned compensation                                       (1,162)             --          (1,162)
           Retained earnings (Deficit)                                 (1,128)          2,016             888
                                                                       ------   -------------   -------------
                                                                        7,106           2,016           9,122
                                                                       ------   -------------   -------------

                                                                       $7,310   $       2,389   $       9,699
                                                                       ======   =============   =============

                             FUTUREBIOTICS, INC.
                      PRO FORMA STATEMENT OF OPERATIONS
                              FEBRUARY 28, 1999
                  (in thousands, except share and per data)
                                 (unaudited)



                                                                                  Pro Forma
                                                            Actual               Adjustments                   As Adjusted
                                                        ---------------        ----------------              ---------------

NET SALES                                                       $1,748                  (1,748)                            --
                                                        ---------------        ----------------               ---------------

COSTS AND EXPENSES:
         Cost of sales                                             991                    (991)                            --
         Selling, general and administrative                       937                    (834)                           103
                                                        ---------------        ----------------               ---------------

                                                                 1,928                  (1,825)                           103
                                                        ---------------        ----------------               ---------------

OPERATING (LOSS) INCOME                                           (180)                     77                           (103)
                                                        ---------------        ----------------               ---------------




PROVISION (BENEFIT) FOR INCOME TAXES                               (94)                     94                             --
                                                        ---------------        ----------------               ---------------


NET (LOSS) INCOME                                                 ($86)                   ($17)                         ($103)
                                                        ===============        ================               ================

BASIC (LOSS) INCOME PER SHARE                                   ($0.06)                                                ($0.08)
                                                        ===============                                       ================

WEIGHTED AVERAGE NUMBER OF
         COMMON SHARES OUTSTANDING                           1,350,000                                              1,350,000
                                                        ===============                                       ================

                               FUTUREBIOTICS, INC
                        PRO FORMA STATEMENT OF OPERATIONS
                                NOVEMBER 30, 1998
                 (in thousands, except share and per share data)

                                                         Actual            Pro Forma           As Adjusted
                                                       (Audited)          Adjustments          (Unaudited)
                                                       ---------          -----------          -----------
NET SALES                                                $10,304              (10,304)                 --
                                                       ---------            ---------            ---------

COSTS AND EXPENSES:

         Cost of sales                                     6,529               (6,529)                  --
         Selling, general and administrative               4,689               (4,276)                 413
                                                       ---------            ---------            ---------

                                                          11,218              (10,805)                 413
                                                       ---------            ---------            ---------

OPERATING INCOME (LOSS)                                     (914)                 501                 (413)
                                                       ---------            ---------            ---------

OTHER EXPENSES (INCOME)

         Interest income                                     (51)                 --                   (51)
         Interest expense                                    123                 (123)                   --
         Other                                                (9)                                       (9)
                                                       ---------            ---------            ---------

                                                              63                 (123)                 (60)
                                                       ---------            ---------            ---------

(LOSS) INCOME BEFORE (BENEFIT) PROVISION
         FOR INCOME TAXES                                   (977)                 624                 (353)


PROVISION (BENEFIT) FOR INCOME TAXES                           3                   (3)                  --
                                                       ---------            ---------            ---------


NET (LOSS) INCOME                                          ($980)           $     627                ($353)
                                                       =========            =========            =========
BASIC (LOSS) INCOME PER SHARE                             ($0.73)                                   ($0.26)
                                                       =========                                 =========

WEIGHTED AVERAGE NUMBER OF
         COMMON SHARES OUTSTANDING                     1,350,000                                 1,350,000
                                                       =========                                 =========



SELECTED FINANCIAL DATA (1)



SUMMARY BALANCE SHEET DATA
      (in thousands)

                                                                     November 30,                      As of Febrauary 28, 1999
                                                                                                                             Pro
                                                       1994        1995        1996        1997         1998      Actual   Forma (2)
                                                       ----        ----        ----        ----         ----      ------   ---------

Total Assets                                          $9,865     $10,142     $11,764     $10,975      $7,340      $7,310    $9,699
Long - Term Obligations                                   --       1,250       3,000       3,000          --          --        --
Stockholders' Equity                                   7,890       8,547       8,545       7,798       7,126       7,106     9,122
Net Book Value Per Common Share                       $12.52       $6.33       $6.33       $5.78       $5.27       $5.26     $6.76






SUMMARY INCOME STATEMENT DATA
(in thousands, except share and per share data)

                                                                                       Years Ended November 30,

                                                         1994         1995        1996       1997       1998        1998
                                                         ----         ----        ----       ----       ----        ----
                                                                                                                (Pro Forma) (3)


Revenues                                               $7,415      $10,647     $12,713     $11,682      $10,304          --
Operating (Loss) Income                                   895          516        (372)     (1,206)        (914)       (413)
Net (Loss) Income                                         533          442        (290)     (1,034)        (980)       (353)
Cash Dividends                                             --           --          --          --           --          --
Net (Loss) Income Per Common Share                      $1.15        $0.33      ($0.21)     ($0.77)      ($0.73)     ($0.26)
Average Number of Common Shares
     Outstanding                                      463,472    1,327,643   1,350,000   1,350,000    1,350,000   1,350,000



                                                                         Three Months Ended
                                                                            February 28,

                                                       1998              1999                   1999
                                                       ----              ----                   ----
                                                             (unaudited)                   (Pro Forma)(3)
Revenues                                               $2,344            $1,748                     --
Operating (Loss) Income                                  (243)             (180)                  (103)
Net (Loss) Income                                        (181)              (86)                  (103)
Cash Dividends                                             --                --                     --
Net (Loss) Income Per Common Share                     ($0.13)           ($0.06)                ($0.08)
Average Number of Common Shares
     Outstanding                                    1,350,000         1,350,000              1,350,000




(1) On March 3, 1999 the Company entered into an Asset Purchase Agreement to sell substantially all of the Company's assets. Following the closing of this transaction, the Company shall be restricted from engaging in its normal course of business. As a result, the Company intends to commence a new business.

(2) Gives effect to the sale of assets by the Company under the proposed Asset Purchase Agreement.

(3) The Pro Forma Income Statement Data refects the discontinuance of operations under the proposed Asset Purchase Agreement . The non-recurring gain on the sale of assets of approximately $2,016, net of taxes of $651 and an adjustment for interest income on the proceeds from the sale are not reflected in the Pro Forma Income Statement Data.

                              FUTUREBIOTICS, INC
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
             PERIODS ENDED FEBRUARY 28, 1999 AND NOVEMBER 30, 1998
                                (in thousands)
                                  (Unaudited)


         The Unaudited Pro Forma Statements of Operations for the year ended November 30, 1998 and the three months ended February 28, 1999 (the "Pro Forma Statements of Operations") and the Unaudited Pro Forma Balance Sheet of the Company as of February 28, 1999 (the "Pro Forma Balance Sheet" together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the estimated effect of the sale of assets by the Company to FB Acquisition Corp. under the proposed Asset Purchase Agreement. The Pro Forma Balance Sheet gives effect as if the transaction was consummated on February 28, 1999. The Pro Forma Statements of Operations give effect to the transaction as if it occurred on December 1, 1997. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transaction been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements should be read in conjunction with the Company's annual report filed on Form 10-K for the fiscal year ended November 30, 1998 and the Company's quarterly report filed on Form 10-Q for the period ended February 28, 1999.

         As consideration for the assets sold, FB Acquisition Corp has agreed to pay in cash (i) $3,700 (ii) the value of purchased inventory up to a maximum of $1,500 and (iii) the net book value of accounts receivable up to a maximum of $725. The purchase price is subject to adjustment in the event that the proceeds actually received from collecting the purchased accounts receivable differs from the amount of purchased accounts receivable. The Pro Forma Balance Sheet reflects a gain on the sale of assets of approximately $2,016, net of taxes of $651.

         Following the closing of this transaction, the Company shall be restricted from engaging in its normal course of business. The Company is making an effort to reduce inventory levels prior to the closing of this transaction and does not expect to incur any significant inventory write-off. It is anticipated that any inventory that FB Acquisition Corp does not acquire will consist of unlabeled products which may be subsequently sold to mass merchandisers by the Company.

         The pro forma adjustments included in the Pro Forma Statements of Operations reflect the discontinuance of operations. Certain expenses are expected to have a continuing impact on the Company. These expenses include amortization of costs related to certain supply and management agreements, rent, utilities, and professional fees. The Company will earn interest on the proceeds from the transaction during the period in which it is pursuing a going concern or developing a new business. The Pro Forma Statements of Operations do not include (i) a non-recurring gain on the sale of assets or
(ii) an adjustment for interest income on the proceeds from the sale.

         IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT,
                                 PLEASE CONTACT:

                                Reginald Spinello
                               Futurebiotics, Inc.
                               145 Ricefield Lane
                               Hauppauge, NY 11788
                                 (516) 273-2630


                                              By order of the Board of Directors
                                              Futurebiotics, Inc.


                                              ------------------------------
                                              Reginald Spinello
                                              Chief Executive Officer and
                                              President

                                                                       Exhibit A

                            Asset Purchase Agreement





                                       19